UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2017

CAMBRIDGE BANCORP

(Exact name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-38184 (Commission File Number)	04-2777442 (IRS Employer Identification No.)

1336 Massachusetts Avenue Cambridge, MA 02138
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 876-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2017, Cambridge Bancorp (the “Company”) and Mark D. Thompson entered into a change in control agreement (the “Change in Control Agreement”).  On the same date, Cambridge Bancorp’s bank subsidiary, Cambridge Trust Company (the “Bank”), and Mr. Thompson entered into a defined contribution supplemental executive retirement plan (the “DC SERP”).

Change in Control Agreement

The Change in Control Agreement, effective as of September 17, 2017, provides that, if Mr. Thompson’s employment is involuntarily terminated by the Company (other than for “cause” or due to his “disability”) or he resigns for “good reason,” in either case, within 12 months following a “change in control” (each, as defined in the Change in Control Agreement), Mr. Thompson is entitled to (1) a lump sum severance payment equal three times his “final average compensation” (generally his highest three consecutive years of annual base salary and bonus) and (2) welfare benefit continuation (at his cost) for up to one year following his termination date.  Mr. Thompson’s severance benefits may also be payable in the circumstances described above in the event of a “potential change in control” (as defined in the Change in Control Agreement), subject to Mr. Thompson’s commitment not to voluntarily terminate his employment for up to 36 months following such potential change in control.  Mr. Thompson’s severance benefits may be reduced in certain circumstances if the payment of his severance benefits, together with any other payments and benefits to which he may be entitled, would result in the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. The Change in Control Agreement also includes a covenant providing that Mr. Thompson may not to compete with the Company or its affiliates for a period of one year following a termination of his employment that triggers severance benefits.

DC SERP

The DC SERP, effective as of September 25, 2017, provides that the Bank must contribute an amount equal to 10% of Mr. Thompson’s base salary and bonus to his account under the Bank’s Executive Deferred Compensation Plan (the “EDCP”). Accordingly, the DC SERP is administered under the EDCP. Like other participants in the EDCP, Mr. Thompson has the right to direct the investment of his account balance (including amounts contributed pursuant to the DC SERP) by choosing from among the available investment alternatives, and his account is credited with earnings or losses arising from investment performance.  Mr. Thompson’s account balance will be paid out, subject to the terms of the EDCP, upon his separation from service, or upon his death or disability, in a lump sum cash payment, unless he elects to receive annual installment payments. Mr. Thompson may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency. In the event of Mr. Thompson’s termination of employment for any reason other than “cause” (as defined in the DC SERP), Mr. Thompson is entitled to receive a prorated portion of the annual benefit under the DC SERP based on the number of completed months during the applicable plan year prior to his termination date, subject to his execution and delivery of an effective release of claims as well as his continued compliance with the DC SERP’s non-competition, customer and employee non-solicitation and confidentiality covenants for 12 months following his termination.

The foregoing descriptions of the Change in Control Agreement and the DC SERP do not purport to be complete and are qualified in their entirety by reference to the Change in Control Agreement and the DC SERP, filed as Exhibit 10.1 and Exhibit 99.1 hereto, respectively.

Item 9.01.Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d) Exhibits.

The exhibits required by this item are set forth on the Exhibit Index.

Exhibit Index

Exhibit Number	Description
10.1*	Change in Control Agreement with Mark D. Thompson, dated September 17, 2017
99.1*	Cambridge Trust Company Supplemental Executive Retirement Agreement for Mark D. Thompson, dated September 25, 2017

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE BANCORP

November 30, 2017
	By	/s/ Michael F. Carotenuto
Michael F. Carotenuto
Senior Vice President and Chief Financial Officer